EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 29, 2009

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

THIRD QUARTER 2009 RESULTS

	Third Quarter			Nine Months
	2009	2008	%	2009	2008	%
Earnings Excluding Special Items
$ Millions	4,730	13,380	-65	13,370	36,240	-63
$ Per Common Share
Assuming Dilution [1]	0.98	2.58	-62	2.74	6.87	-60

Special Items
$ Millions	0	1,450		(140)	1,160

Earnings [1]
$ Millions	4,730	14,830	-68	13,230	37,400	-65
$ Per Common Share
Assuming Dilution [1]	0.98	2.85	-66	2.71	7.09	-62

Capital and Exploration
Expenditures - $ Millions	6,493	6,853	-5	18,829	19,314	-3

[1] See page 8 for a discussion of accounting guidance adopted effective January 1, 2009.

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“Despite ongoing global economic weakness and reduced demand for products, we continued our robust investment program and delivered strong results.

Our third quarter earnings, excluding special items, were $4.7 billion.  While continuing to be impacted by lower commodity prices and weak product margins, we maintained our focus on operational excellence and invested $19 billion through the first three quarters of the year to develop new energy supplies.

Oil-equivalent production increased by 3% over the third quarter of 2008 with contributions from major start-ups of world-class assets including Qatargas 2, Train 5 and Ras Laffan 3, Train 6 in Qatar.

We are well-positioned for continued production growth with projects such as QatarGas, RasGas and Gorgon LNG which will contribute additional long plateau production for decades and provide ExxonMobil with a strong foundation.

ExxonMobil’s industry leading financial strength has allowed us to continue to invest across the economic cycle focusing on world class opportunities.

Our commitment to a disciplined and long term focused investment strategy sets ExxonMobil apart from its competitors.

In addition to funding our capital and operating programs, we distributed $2.0 billion in dividends and purchased $4.0 billion of ExxonMobil common stock to reduce shares outstanding during the third quarter.”

THIRD QUARTER HIGHLIGHTS

•

Earnings excluding special items were $4,730 million, a decrease of 65% or $8,650 million from the third quarter of 2008.

•

Earnings per share excluding special items were $0.98, a decrease of 62%.

•

Earnings were down 68% from the third quarter of 2008 which included a special gain of $1,620 million from the sale of a natural gas transportation business in Germany and a special charge of $170 million related to the Valdez punitive damages award. Earnings for the third quarter of 2009 did not include any special items.

•

Capital and exploration expenditures were $6.5 billion, down 5% from the third quarter of 2008, reflecting the impacts of a stronger U.S. dollar.

•

Oil-equivalent production increased nearly 3% from the third quarter of 2008. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up about 5%.

•

Cash flow from operations and asset sales was approximately $9.0 billion, including asset sales of $0.2 billion.

•

Share purchases of $4.0 billion reduced shares outstanding by 1.2%.

•

Two major liquefied natural gas (LNG) facilities in Qatar – Qatargas 2, Train 5 and Ras Laffan 3, Train 6 – commenced production. With annual production capacity of 7.8 million tons each, both trains join Qatargas 2, Train 4 as the largest operating LNG production facilities in the world.

•

Participants in the Gorgon liquefied natural gas (LNG) project approved a development plan that will include three LNG processing trains with a capacity of 5 million tons per year each. The development decision followed execution of LNG sales and purchase agreements with PetroChina International Company Limited and Petronet LNG Limited of India for ExxonMobil’s equity share of LNG in the project.

•

Fujian Refining and Petrochemical Company Limited announced the startup of new chemical units – including an ethylene steam cracker, a polyethylene unit, a polypropylene unit and aromatics facilities – in its new fully integrated refining and petrochemical complex in Fujian Province, China.

•

ExxonMobil announced an alliance with leading biotech company, Synthetic Genomics Inc., to research and develop next generation biofuels from photosynthetic algae. If research and development milestones are met, ExxonMobil expects to spend more than $600 million under the program.

Third Quarter 2009 vs. Third Quarter 2008

Upstream earnings, excluding special items, were $4,012 million down $5,339 million from the third quarter of 2008.  Lower crude oil and natural gas realizations accounted for the majority of the decline, reducing earnings approximately $4.9 billion while higher operating costs reduced earnings approximately $300 million.

On an oil-equivalent basis, production increased nearly 3% from the third quarter of 2008. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up about 5%.

Liquids production totaled 2,335 kbd (thousands of barrels per day), up 45 kbd from the third quarter of 2008. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up over 5%, as increased production from projects in the United States and Kazakhstan was partly offset by field decline.

Third quarter natural gas production was 8,129 mcfd (millions of cubic feet per day), up 309 mcfd from 2008.  New production volumes from project additions in Qatar and the United States were partly offset by maintenance in Europe.

Earnings from U.S. Upstream operations were $709 million, $1,170 million lower than the third quarter of 2008. Non-U.S. Upstream earnings, excluding special items, were $3,303 million, down $4,169 million from last year.

Downstream earnings of $325 million were down $2,688 million from the third quarter of 2008. Lower refining margins drove the decline, reducing earnings $2.6 billion. Petroleum product sales of 6,301 kbd were 387 kbd lower than last year's third quarter, mainly reflecting asset sales and lower demand.

The U.S. Downstream recorded a loss of $203 million, down $1,181 million from the third quarter of 2008. Non-U.S. Downstream earnings of $528 million were $1,507 million lower than last year.

Chemical earnings of $876 million were $211 million lower than the third quarter of 2008.  Weaker margins drove the decline, reducing earnings $170 million. Third quarter prime product sales of 6,356 kt (thousands of metric tons) were 296 kt higher than the prior year primarily due to the absence of last year’s hurricane impacts.

Corporate and financing expenses excluding special items were $483 million, up $412 million due mainly to lower interest income.

During the third quarter of 2009, Exxon Mobil Corporation purchased 61 million shares of its common stock for the treasury at a gross cost of $4.2 billion. These purchases included $4.0 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 4,806 million at the end of the second quarter to 4,747 million at the end of the third quarter. Share purchases to reduce shares outstanding are currently anticipated to equal $2.0 billion in the fourth quarter of 2009. Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Nine Months 2009 vs. First Nine Months 2008

Earnings of $13,230 million ($2.71 per share) decreased $24,170 million from 2008.  Excluding special items, earnings for the first nine months of 2009 were $13,370 million, a decrease of $22,870 million from 2008.

FIRST NINE MONTHS HIGHLIGHTS

•

Earnings excluding special items were $13,370 million, down 63%.

•

Earnings per share excluding special items decreased 60% to $2.74, reflecting lower earnings and the continued reduction in the number of shares outstanding.

•

Earnings were down 65% from 2008. Earnings for 2009 included a special charge of $140 million for interest related to the Valdez punitive damages award.  Earnings for 2008 included a special gain of $1,620 million from the sale of a natural gas transportation business in Germany and special charges of $460 million related to the Valdez punitive damages award.

•

Oil equivalent production remained essentially flat with the same period in 2008. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 1%.

•

Cash flow from operations and asset sales was approximately $21.0 billion, including $1.1 billion from asset sales.

•

The Corporation distributed a total of $22.0 billion to shareholders in the first nine months of 2009 through dividends and share purchases to reduce shares outstanding.

•

Dividends per share of $1.24 increased 8%.

•

Capital and exploration expenditures were $18.8 billion, down 3% versus 2008 due to the stronger U.S. dollar.

Upstream earnings, excluding special items, were $11,327 million, down $16,821 million from 2008. Lower crude oil and natural gas realizations decreased earnings approximately $15.8 billion while higher operating costs reduced earnings about $1.0 billion.

On an oil-equivalent basis, production was essentially flat compared to the same period in 2008. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 1%.

Liquids production of 2,385 kbd remained flat with 2008.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up over 2%, as new volumes from project additions in west Africa and the United States, and lower maintenance activity, were partly offset by field decline.

Natural gas production of 8,778 mcfd decreased 64 mcfd from 2008. Higher volumes from Qatar were more than offset by field decline.

Earnings from U.S. Upstream operations for 2009 were $1,882 million, a decrease of $3,662 million.  Earnings outside the U.S. excluding special items were $9,445 million, down $13,159 million.

Downstream earnings of $1,970 million were $3,767 million lower than 2008.  Weaker margins decreased earnings approximately $2.8 billion.  Lower volumes and refinery optimization due to weaker demand reduced earnings about $500 million while higher operating costs resulted in a $300 million decline in earnings.  Petroleum product sales of 6,407 kbd decreased from 6,761 kbd in 2008, mainly reflecting asset sales and lower demand.

U.S. Downstream earnings were $134 million, down $1,535 million. Non-U.S. Downstream earnings were $1,836 million, $2,232 million lower than last year.

Chemical earnings of $1,593 million decreased $1,209 million from 2008. Weaker margins reduced earnings by approximately $500 million while lower volumes reduced earnings about $400 million. Unfavorable foreign exchange effects decreased earnings by $200 million.  Prime product sales of 18,150 kt were down 1,206 kt from 2008.

Corporate and financing expenses excluding special items were $1,520 million, up $1,073 million mainly due to lower interest income.

Gross share purchases through the first nine months of 2009 were $17.3 billion, reducing shares outstanding by 4.6%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on October 29, 2009.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; and share purchase levels, could differ materially due to factors including: changes in long-term oil or gas prices or other market or economic conditions affecting the oil and gas industry; completion of repair projects as planned; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2008 Form 10-K. We assume no duty to update these statements as of any future date. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the Investors section of our website at exxonmobil.com.

Accounting guidance adopted in first quarter 2009

Effective January 1, 2009, ExxonMobil adopted the authoritative guidance on consolidation as it relates to noncontrolling interests.  The guidance changed the accounting and reporting for minority interests, which were recharacterized as noncontrolling interests and classified as a component of equity.  The guidance required retrospective adoption of the presentation and disclosure requirements for existing minority interests.  All other requirements will be applied prospectively.  The adoption of the accounting guidance did not have a material impact on the Corporation’s financial statements.

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Effective January 1, 2009, ExxonMobil adopted the authoritative guidance for earnings per share as it relates to determining whether instruments granted in share-based payment transactions are participating securities.  The guidance required that all unvested share-based payment awards that contain nonforfeitable rights to dividends should be included in the basic Earnings Per Share (EPS) calculation.  Prior-year EPS numbers have been adjusted retrospectively on a consistent basis with 2009 reporting.  This guidance did not affect the consolidated financial position or results of operations.

Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2009
(millions of dollars, unless noted)
	Third Quarter		Nine Months
	2009	2008	2009	2008
Earnings / Earnings Per Share [1]

Total revenues and other income	82,260	137,737	220,745	392,663
Total costs and other deductions	73,056	111,044	196,174	323,065
Income before income taxes	9,204	26,693	24,571	69,598
Income taxes	4,333	11,327	11,052	31,155
Net income including noncontrolling interests	4,871	15,366	13,519	38,443
Net income attributable to noncontrolling interests	141	536	289	1,043
Net income attributable to ExxonMobil (U.S. GAAP)	4,730	14,830	13,230	37,400

Earnings per common share (dollars)	0.98	2.86	2.72	7.13

Earnings per common share
- assuming dilution (dollars)	0.98	2.85	2.71	7.09

Other Financial Data

Dividends on common stock
Total	2,011	2,063	6,031	6,040
Per common share (dollars)	0.42	0.40	1.24	1.15

Millions of common shares outstanding
At September 30			4,747	5,087
Average - assuming dilution [1]	4,803	5,178	4,878	5,278

ExxonMobil share of equity at September 30			107,265	125,286
ExxonMobil share of capital employed at September 30			120,351	138,185

Income taxes	4,333	11,327	11,052	31,155
Sales-based taxes	6,805	9,327	18,927	27,297
All other taxes	9,729	11,856	27,442	35,760
Total taxes	20,867	32,510	57,421	94,212

ExxonMobil share of income taxes of
equity companies	515	870	1,616	2,763

[1] See page 8 for a discussion of accounting guidance adopted effective January 1, 2009.

Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2009
(millions of dollars)
	Third Quarter		Nine Months
	2009	2008	2009	2008
Earnings (U.S. GAAP)
Upstream
United States	709	1,879	1,882	5,544
Non-U.S.	3,303	9,092	9,445	24,224
Downstream
United States	(203)	978	134	1,669
Non-U.S.	528	2,035	1,836	4,068
Chemical
United States	315	257	477	643
Non-U.S.	561	830	1,116	2,159
Corporate and financing	(483)	(241)	(1,660)	(907)
Net income attributable to ExxonMobil	4,730	14,830	13,230	37,400
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	1,620	0	1,620
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	(170)	(140)	(460)
Corporate total	0	1,450	(140)	1,160
Earnings Excluding Special Items
Upstream
United States	709	1,879	1,882	5,544
Non-U.S.	3,303	7,472	9,445	22,604
Downstream
United States	(203)	978	134	1,669
Non-U.S.	528	2,035	1,836	4,068
Chemical
United States	315	257	477	643
Non-U.S.	561	830	1,116	2,159
Corporate and financing	(483)	(71)	(1,520)	(447)
Corporate total	4,730	13,380	13,370	36,240
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	8.8	14.4	19.9	49.2
Sales of subsidiaries, investments and property, plant and equipment	0.2	2.6	1.1	4.2
Cash flow from operations and asset sales	9.0	17.0	21.0	53.4

Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2009

	Third Quarter		Nine Months
	2009	2008	2009	2008
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	373	340	383	364
Canada/South America	267	283	272	287
Europe	350	397	381	431
Africa	666	639	694	637
Asia Pacific/Middle East	494	510	474	506
Russia/Caspian	185	121	181	158
Worldwide	2,335	2,290	2,385	2,383

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,260	1,163	1,257	1,256
Canada/South America	646	634	643	649
Europe	2,551	2,768	3,452	3,713
Africa	16	33	21	32
Asia Pacific/Middle East	3,510	3,135	3,263	3,086
Russia/Caspian	146	87	142	106
Worldwide	8,129	7,820	8,778	8,842

Oil-equivalent production (koebd) [1]	3,690	3,593	3,848	3,857

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2009

	Third Quarter		Nine Months
	2009	2008	2009	2008
Refinery throughput (kbd)
United States	1,751	1,592	1,773	1,720
Canada	417	468	414	448
Europe	1,542	1,647	1,540	1,603
Asia Pacific	1,349	1,328	1,321	1,363
Other	293	319	293	316
Worldwide	5,352	5,354	5,341	5,450

Petroleum product sales (kbd)
United States	2,462	2,437	2,525	2,523
Canada	412	452	411	439
Europe	1,607	1,736	1,615	1,721
Asia Pacific	1,292	1,338	1,328	1,356
Other	528	725	528	722
Worldwide	6,301	6,688	6,407	6,761

Gasolines, naphthas	2,593	2,622	2,556	2,641
Heating oils, kerosene, diesel	1,851	2,063	2,009	2,073
Aviation fuels	553	640	541	625
Heavy fuels	596	602	585	639
Specialty products	708	761	716	783
Worldwide	6,301	6,688	6,407	6,761

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,525	2,248	7,087	7,505
Non-U.S.	3,831	3,812	11,063	11,851
Worldwide	6,356	6,060	18,150	19,356

Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2009
(millions of dollars)

	Third Quarter		Nine Months
	2009	2008	2009	2008
Capital and Exploration Expenditures
Upstream
United States	858	1,000	2,602	2,334
Non-U.S.	4,049	4,277	11,576	12,295
Total	4,907	5,277	14,178	14,629
Downstream
United States	396	421	1,156	1,198
Non-U.S.	435	423	1,138	1,377
Total	831	844	2,294	2,575
Chemical
United States	66	123	237	345
Non-U.S.	681	598	2,098	1,739
Total	747	721	2,335	2,084

Other	8	11	22	26

Worldwide	6,493	6,853	18,829	19,314

Exploration expenses charged to income
included above
Consolidated affiliates
United States	60	45	155	144
Non-U.S.	434	353	1,178	924
Equity companies - ExxonMobil share
United States	0	0	0	0
Non-U.S.	7	6	9	13
Worldwide	501	404	1,342	1,081

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1,2]

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.58
Fourth Quarter	10,710	1.72
Year	36,130	5.74

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.72
Third Quarter	10,490	1.77
Fourth Quarter	10,250	1.77
Year	39,500	6.64

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.
[2] See page 8 for a discussion of accounting guidance adopted effective January 1, 2009.